The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET 12-13
KEEPING THE SASKATCHEWAN ADVANTAGE

MID-YEAR REPORT

Mid-Year Report Government of Saskatchewan November 27, 2012

TABLE OF CONTENTS

MID-YEAR REPORT

Introduction	1
Economic Update	3
Financial Overview	10
Borrowing and Debt	16

GENERAL REVENUE FUND (GRF) FINANCIAL TABLES

GRF – Schedule of Revenue	20
GRF – Schedule of Expense	21
GRF – Schedule of Debt	22

SUMMARY FINANCIAL STATEMENT INFORMATION

Summary Financial Statement Update	23

SUMMARY FINANCIAL STATEMENT TABLES

Summary Statement of Surplus	26
Summary Schedule of Debt	28

Mid-Year Report 2012-13 | Budget Update

The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET 12-13

MID-YEAR REPORT

MID-YEAR REPORT

Introduction

Saskatchewan’s economy continues to perform well in 2012. As a result, the 2012-13 Saskatchewan Budget remains in a surplus position on both a General Revenue Fund (GRF) and Summary Financial Statements (SFS) basis.

Stronger-than-expected investment, housing starts, consumer spending, employment growth and a larger-than-expected crop in 2012 more than offset declines in potash production and oil exports relative to the Budget forecast.

The key economic indicators support Saskatchewan’s strong economic performance in 2012, with Saskatchewan posting:

w	the fastest growth in investment in new housing construction, number of housing starts, value of building permits and investment in non-residential building construction; and,

w	the second-fastest growth in employment, average weekly earnings, retail sales, manufacturing sales and international exports.

Saskatchewan continues to experience the second-lowest unemployment rate among Canadian provinces.

A strong, diverse economy contributes a degree of stability to provincial revenue.  Large swings in the volatile non-renewable resource sector are somewhat offset by strength in other sectors.

While total revenue is down $51.0 million from Budget, a $211.3 million increase in tax revenue, a $95.1 million increase in federal transfers and a $47.7 million increase in other own-source revenue almost offset a $405.1 million net reduction in non-renewable resource revenue.

And, relative to First Quarter, total revenue is up $62.2 million.

Expenses continue to be managed tightly.  Spending increases relative to Budget have been limited to funding for the Provincial Disaster Assistance Program, gaming agreement reconciliation payments, the first instalment of stadium funding, start-up funding for SaskBuilds, and funding for the labour legislation review and consultation.

These increases are offset by $61.2 million in expense management savings, resulting in a $31.6 million increase in expense relative to Budget.

Mid-Year Report 2012-13 | Budget Update    1

Government general public debt remains at the March 2012 level of $3.8 billion.  A modestly improved surplus is now projected on a summary basis, predominantly reflecting significant improvements in CIC Board Organizations and Not-for-Profit Insurance Organizations mostly offsetting large actuarial adjustments to pension liabilities in the Public Service Superannuation Plan (PSSP) and the Teachers’ Superannuation Plan (TSP).

Saskatchewan continues to benefit from one of the strongest provincial economies in one of the strongest nations and remains on-track, in terms of both economic and fiscal performance in 2012-13.

 2  Mid-Year Report 2012-13 | Budget Update

Economic Update

INTRODUCTION

The Saskatchewan economy is performing well again this year despite a still weak global recovery.

While potash production and sales were impacted, most other indicators are up.

Population and employment growth in particular have surpassed expectations of earlier this year, as has business investment, which continues to be a key driver of economic growth in Saskatchewan.

Real Gross Domestic Product (GDP) is currently forecast to increase 3.1 per cent this year.  Nominal GDP is forecast to increase 5.8 per cent.

For 2013, assuming a rebound in potash production and sales, a normal crop harvest and still strong business investment, particularly in the oil and gas sectors, real GDP is expected to grow by 3.3 per cent.  Nominal GDP is forecast to grow by 5.0 per cent.

GLOBAL GROWTH PROSPECTS

The recession in the Eurozone is affecting many countries around the world, including key emerging markets like China, India and Brazil that are vital to commodity prices.

The Eurozone economy as a whole is now projected to contract by 0.6 per cent this year and to increase by just 0.1 per cent in 2013.

The U.S. economy has regained some momentum in the third quarter, but the speed of recovery remains slow.

Third quarter U.S. real GDP grew at an annualized rate of 2.0 per cent, higher than second quarter growth of 1.3 per cent.  The source of growth was mainly personal and government spending.  Business investment and export activities remained weak.

Overall, the U.S. economy is expected to grow by 2.3 per cent in 2012 and 2.4 per cent in 2013.

The economic weakness around the world is also affecting Canadian economic performance.  Canada’s real GDP grew by only 1.8 per cent in both the first and second quarters of 2012.

Mid-Year Report 2012-13 | Budget Update    3

CANADIAN AND U.S. GROWTH ASSUMPTIONS

	Actual	2012-13 Budget			2012-13 Mid-Year
	2011	2012	2013	2014	2012	2013	2014
Can. real GDP growth (%)	2.4	2.1	2.9	2.7	1.8	2.3	2.6
U.S. real GDP growth (%)	1.8	2.7	3.2	3.3	2.3	2.4	2.9

The outlook for Canada’s economic growth has been revised down from 2.1 per cent to 1.8 per cent in 2012 and from 2.9 per cent to 2.3 per cent in 2013.

Economic growth projections for many other countries have also been lowered from previous forecasts, but remain positive.

w	Japan’s economic growth is projected to be 2.2 per cent in 2012 and 1.0 per cent in 2013 (down from 2.4 per cent and 1.7 per cent).

w	China’s growth is expected to be 7.7 per cent in 2012 and 8.0 per cent in 2013 (down from 8.6 per cent and 8.9 per cent).

w	India’s economy is forecast to post 5.5 per cent growth this year and 6.0 per cent next year (down from 7.4 per cent and 7.6 per cent).

w	South Korea is anticipated to grow by 2.3 per cent in 2012 and 3.1 per cent in 2013 (down from 3.9 per cent and 4.2 per cent).

w	Mexico is expected to grow by 3.9 per cent in 2012 and 3.6 per cent in 2013 (down from 4.1 per cent and 3.7 per cent).

w	Brazil is forecast to expand by 1.7 per cent in 2012 and 3.8 per cent in 2013 (down from 3.8 per cent and 4.5 per cent).

INTEREST RATES

Recent central bank policy actions around the world are aimed at sustaining global economic growth and bringing financial stability.  Both U.S. and Canadian interest rates are not expected to change in the near term.

w	The U.S. Federal Reserve has indicated it will keep the federal funds rate “at exceptionally low levels” until mid-2015.

w	In its October 2012 economic outlook, the Bank of Canada also pointed out that the need for interest rate hikes is “less imminent”.

CANADIAN INTEREST RATE AND CANADIAN DOLLAR ASSUMPTIONS

	Actual	2012-13 Budget			2012-13 Mid-Year
	2011	2012	2013	2014	2012	2013	2014
Short-term Interest Rate (%)	0.91	1.00	1.80	3.10	0.98	1.04	1.58
Long-term Interest Rate (%)*	2.79	2.00	2.40	3.20	1.86	1.77	2.02
Canadian Dollar (US cents)	101.10	99.40	101.80	102.90	100.10	101.80	102.90
* 10-year Government of Canada Bond

 4  Mid-Year Report 2012-13 | Budget Update

CANADIAN DOLLAR

The value of the Canadian dollar has risen from an average of 97.52 US cents in June 2012 to an average of 101.48 US cents in October.  For the first ten months of 2012, the value of the Canadian dollar averaged 99.93 US cents.

On average, the value of the Canadian dollar is anticipated to remain at or near parity with the US dollar through most of the medium term.

SASKATCHEWAN ECONOMIC FORECAST

This year has been another strong year for the Saskatchewan economy.

Job growth has been stronger-than-expected.  Total employment averaged 536,600 in the first ten months of the year, up 10,300 from the same period in 2011, while Saskatchewan’s unemployment rate remains one of the lowest in Canada.

The province’s population continues to grow as a result.  Between July 1, 2011 and July 1, 2012, Saskatchewan’s population increased by 22,154 persons, the most growth in a single year since 1921.  Furthermore, the second quarter of 2012 was the best quarter ever in terms of net international migration since Statistics Canada began tracking quarterly population data.

The value of retail sales this year had previously been forecast to advance 5.5 per cent but is now forecast to grow by 8.3 per cent.

Mid-Year Report 2012-13 | Budget Update    5

SASKATCHEWAN ECONOMIC INDICATORS

					Change from
	2010	2011	2012		2011
Population at July 1 (000s)	1,044.4	1,057.8	1,080.0		22.2

			2012		January
Per Cent Change Unless Noted Otherwise	2010	2011	(year-to-date)	Ranking	through
Employment growth (000s)	4.8	1.6	10.3	2nd	Oct
Unemployment rate (%)	5.2	5.0	4.8	2nd lowest	Oct
Consumer Price Index	1.4	2.8	1.8	3rd lowest	Sept
Average employment weekly earnings	5.2	3.8	5.3	2nd	Aug
Value of manufacturing sales	-4.0	15.3	12.8	2nd	Sep
Value of international exports	8.9	24.7	10.0	2nd	Sep
Value of retail sales	3.4	7.5	7.4	2nd	Sep
Value of wholesale trade	9.0	22.7	6.8	4th	Sep
Number of new vehicles sold	6.0	7.3	12.4	3rd	Sep
Value of building permits	9.9	25.9	27.3	1st	Sep
Number of housing starts	52.8	19.0	39.8	1st	Sep
Investment in new housing construction	12.4	48.5	29.2	1st	Aug
Investment in non-residential building construction	4.2	-4.2	20.7	1st	Sep
Source: Statistics Canada

Business investment remains a significant driver of economic growth and many of the indicators of investment this year are up substantially.

w	Investment in new housing construction - up 29.2 per cent through the first eight months of 2012.

w	Number of housing starts - up 39.8 per cent through the first nine months of 2012.

w	Non-residential building construction - up 20.7 per cent through the first nine months of 2012.

w	Building permits - up 27.3 per cent through the first nine months of this year.

Though potash production and sales have been impacted this year by weak global demand, many of the other indicators for 2012 are also up.

FORECAST AT A GLANCE
(Per cent Change Unless Otherwise Noted)

	2012-13 Budget				2012-13 Mid-Year
	2011	2012	2013	2014	2011	2012	2013	2014
Real GDP	3.6	2.8	2.6	2.4	4.2	3.1	3.3	3.0
Nominal GDP	12.9	8.6	3.7	3.2	14.9	5.8	5.0	4.0
CPI	2.8	2.1	2.0	2.2	2.8*	1.8	2.1	2.2
Employment growth (000s)	1.6	5.5	4.2	3.3	1.6*	10.5	6.9	6.3
Unemployment rate (%)	5.0	5.1	5.3	5.1	5.0*	4.9	5.1	5.1
Retail sales	8.5	5.5	4.3	5.6	7.5*	8.3	4.9	5.2
* Actual

 6  Mid-Year Report 2012-13 | Budget Update

2012 crop production is estimated at 26.4 million tonnes, down 0.9 per cent from 2011, but above the budget level.

As a result, the 2012 real GDP growth forecast has been revised up.  Saskatchewan real GDP is now forecast to grow by 3.1 per cent this year. The previous forecast was 2.8 per cent.

In nominal terms, the growth forecast has been revised down to 5.8 per cent from the previous forecast of 8.6 per cent.

Lower price assumptions for both oil and potash are the main reasons for the drop.

The price of potash is now expected to average $725.36 per K2O tonne this year, down from the budget price of $758.93 per K2O tonne.

After rising early on in 2012, the price of a barrel of West Texas Intermediate (WTI) oil fell amid heightened concern over the Eurozone debt crisis and fears of a sharp slowdown in China.

The price of a barrel of WTI is now expected to average US$95.00 this year, down US$5.00 from the 2012-13 Budget assumption of US$100.00. This is consistent with private sector forecasts.

COMMODITY PRICE ASSUMPTIONS - CALENDAR YEAR

	2012-13 Budget				Actual	2012-13 Mid-Year
	2011	2012	2013	2014	2011	2012	2013	2014
WTI Oil (US$ per barrel)	95.11	100.00	102.00	102.00	95.11	95.00	96.00	96.00
Natural Gas (C$ per GJ)	3.43	3.00	3.50	4.00	3.41	2.15	2.75	3.35
Potash (C$ per K2O tonne)1	666.95	758.93	768.31	772.85	666.01	725.36	712.58	719.67
Potash (US$ per KCl tonne)1	411.48	460.17	477.11	485.11	411.34	448.00	440.11	444.49
Wheat (C$ per tonne)2	269.76	272.28	264.96	277.31	284.10	286.74	267.02	279.59
Canola (C$ per tonne)2	540.00	525.00	517.49	488.24	535.27	512.07	517.49	484.83
Barley (C$ per tonne)2	150.36	152.82	178.05	186.58	203.03	226.48	198.37	209.81
1	The potash industry quotes prices in US dollars per KCl tonne. Provincial royalty calculations, however, are based on the Canadian dollar price per K2O tonne.
2	Crop year basis and at farm gate prices.
Sources: Ministry of the Economy, Ministry of Agriculture

SURVEY OF WTI OIL PRICE FORECASTS - CALENDAR YEAR
As of October 5, 2012

US$/barrel	2012	2013
AJM	94.20	102.00
BMO Financial Group	95.60	95.00
Energy Information Administration	95.66	92.63
GLJ Associates Ltd.	93.52	92.50
NYMEX Futures	95.38	94.05
Scotiabank	95.00	100.00
Sproule Associates Limited	96.21	97.02
TD Bank Financial Group	93.09	94.25
Other Confidential forecasts* (average)	96.12	98.50
Average	95.09	96.44
* The Ministry of the Economy receives, in confidence, other private sector forecasts.

Mid-Year Report 2012-13 | Budget Update    7

For 2013, real GDP growth is expected to rise to 3.3 per cent due in part to:

w	increased oil investment as well as investments related to the expansion of the province’s potash industry; and,

w	a rebound in potash production and sales.

In nominal terms, Saskatchewan GDP is forecast to grow by 5.0 per cent in 2013.

PRIVATE SECTOR FORECASTS

Private sector forecasts of the Saskatchewan economy in 2012 and in 2013 remain upbeat.

Real GDP growth of 3.1 per cent is expected this year.  For 2013, the private sector expects Saskatchewan’s economy to lead the nation, posting growth of 3.1 per cent.

PRIVATE SECTOR REAL GDP GROWTH FORECASTS FOR SASKATCHEWAN

(Per Cent Change)	2012	2013	Release Date
Conference Board of Canada	3.0	3.4	Nov-12
Scotiabank	3.0	2.6	Nov-12
CIBC	3.2	3.0	Oct-12
BMO	3.1	2.7	Oct-12
TD Bank	2.9	3.0	Sep-12
RBC	3.6	4.0	Sep-12
Laurentian Bank	3.0	2.8	Aug-12
IHS Global Insight	2.6	2.6	Jul-12
The Centre for Spatial Economics	3.8	3.7	Jun-12
Average of Private Sector Forecasts	3.1	3.1
Saskatchewan Ministry of Finance	3.1	3.3

 8  Mid-Year Report 2012-13 | Budget Update

CONCLUSION

The Saskatchewan economy has performed well this year.  Strong employment and population growth, retail sales and investment have been key drivers of growth in 2012.  Overall, real GDP is forecast to expand by 3.1 per cent.

Nominal GDP this year is forecast to grow by 5.8 per cent.

Looking ahead, risks remain in relation to the still largely unresolved debt crisis in the Eurozone and the possibility of a significant tightening of fiscal policy in the U.S.

The outlook for the global economy, though less bright than previously expected, remains positive.

This, alongside a normal crop harvest and strong business investment, particularly in the resource sector, and a rebound in potash production and sales, bodes well for the province’s economy next year.  Overall, real GDP growth of 3.3 per cent is expected in 2013.  Nominal GDP is set to expand by 5.0 per cent.

Mid-Year Report 2012-13 | Budget Update    9

Financial Overview

OVERVIEW

The 2012-13 Budget estimated a General Revenue Fund (GRF) surplus of $47.5 million.

At mid-year:

w	revenue is down $51.0 million, or 0.5 per cent, from budget; and,

w	expense is up $31.6 million, or 0.3 per cent, from budget.

The resulting pre-transfer balance is $12.4 million.  One-half of this amount, $6.2 million, will be transferred to the Growth and Financial Security Fund (GFSF).

After a $50.0 million transfer from the GFSF for highway infrastructure, the projected GRF surplus at mid-year is $56.2 million.

The projected year-end GFSF balance is $664.5 million.

2012-13 GRF FORECAST OVERVIEW

	Budget	1st Quarter	Mid-Year	Change from
(millions of dollars)	Estimate	Forecast	Projection	Budget	1st Quarter
Revenue	11,290.9	11,177.7	11,239.9	(51.0)	62.2
Expense	11,195.9	11,165.9	11,227.5	31.6	61.6
Pre-Transfer Surplus	95.0	11.8	12.4	(82.6)	0.6
Transfer (to) GFSF	(47.5)	(5.9)	(6.2)	41.3	(0.3)
Transfer from GFSF	-	-	50.0	50.0	50.0
Net Transfer from (to) GFSF	(47.5)	(5.9)	43.8	91.3	49.7
GRF Surplus	47.5	5.9	56.2	8.7	50.3

GFSF Balance*	756.4	714.2	664.5	(91.9)	(49.7)

Government Public Debt**	3,807.6	3,807.6	3,807.6	-	-

*	First Quarter Forecast and Mid-Year Projection reflect actual 2012-13 opening balance of $708.3M.
**	Budget Estimate figure has been adjusted to reflect the 2011-12 actual level.

 10  Mid-Year Report 2012-13 | Budget Update

GRF REVENUE

The 2012-13 Budget estimated GRF revenue at $11,290.9 million.

At first quarter, GRF revenue was forecast to decrease $113.2 million, primarily due to a decrease in non-renewable resources revenue.

At mid-year, GRF revenue is projected to increase by $62.2 million from first quarter.

In total, GRF revenue is projected to be $11,239.9 million, a decrease of $51.0 million (0.5 per cent) from the budget estimate.

Taxation revenue is projected to increase $211.3 million from the budget estimate.

Individual Income Tax is projected to increase $167.7 million due to stronger-than-anticipated year-to-date tax assessments for the 2011 taxation year and higher personal income levels in 2012.

Corporation Income Tax is projected to increase $28.5 million due to accelerated federal installment payments that better reflect the timing of revenue the federal government receives from corporate taxpayers on the Province’s behalf, offset by a lower federal estimate of the national corporate tax base for 2012 and 2013.

In addition, strong economic growth has resulted in a $15.1 million increase in the Other Taxes category, primarily Insurance Premiums Tax and Corporation Capital Tax.

2012-13 REVENUE CHANGE, BY SOURCE

(millions of dollars)	Change	Total
Revenue - Budget Estimate		11,290.9
Forecast Changes

Individual Income Tax	+ 167.7
Resource Surcharge	+ 123.0
Transfers from the Government of Canada	+ 95.1
Corporation Income Tax	+ 28.5
Interest, Premium, Discount and Exchange	+ 19.8
Saskatchewan Liquor and Gaming Authority	+ 19.4
Potash	- 239.8
Oil	- 164.6
Crown Land Sales	- 126.9
Other net changes	+ 26.8
Total Change from Budget		- 51.0
Revenue - Mid-Year Projection		11,239.9

Mid-Year Report 2012-13 | Budget Update    11

Non-renewable resource revenue is projected to decrease $405.1 million from budget primarily due to decreases in potash, oil and Crown land sales, partially offset by an increased projection for the resource surcharge.

Crown land sales revenue is projected to decrease by $126.9 million, resulting from lower-than-expected year-to-date sales primarily due to an industry reallocation of capital towards drilling, for lease continuance and development purposes.

Oil revenue is projected to decrease by $164.6 million, primarily due to a lower average West Texas Intermediate (WTI) oil price projection, an increase in the average exchange rate projection and a wider light-heavy differential.

The above mentioned factors have resulted in a 2012-13 average well-head price, in Canadian dollars of $72.63 per barrel, down from the budget assumption of $82.45 per barrel.

The average 2012-13 WTI price is now projected at US$93.27 per barrel, down from the budget assumption of US$100.50 per barrel.  The average exchange rate projection is 100.59 US cents, up from the budget estimate of 100.00 US cents. The light-heavy differential has increased from 15.0 per cent at budget to 17.8 per cent at mid-year.

Potash revenue is projected to decrease by $239.8 million, primarily due to lower average prices and a decrease in sales volumes.

The current potash projection includes a 2012-13 average price of US$443 per KCl tonne (C$722 per K2O tonne), down from the budget assumption of US$464 (C$761).

Sales volumes are projected at 9.6 million K2O tonnes, down from the budget assumption of 10.2 million K2O tonnes.

Resource Surcharge revenue is projected to increase by $123.0 million, primarily due to higher-than-expected revenue received resulting from the adoption of new federal income tax rules which limit the ability to defer tax to future years through the use of partnerships.

Transfers from Crown Entities are projected to increase by $19.4 million, due to an increase in Saskatchewan Liquor and Gaming Authority net income, primarily an increase from the liquor segment, related to continued population and economic growth.

2012-13 KEY RESOURCE FORECAST ASSUMPTIONS - FISCAL YEAR

	Budget	1st Quarter	Mid-Year
Oil Production (millions of barrels)	176.9	173.4	173.4
WTI Oil Price (US$ per barrel)	100.50	90.77	93.27
Well-head Oil Price (C$ per barrel)	82.45	73.40	72.63
Potash Average Price (C$ per K2O tonne)	761	761	722
Potash Average Price (US$ per KCI tonne)	464	464	443
Potash Sales (million K2O tonnes)	10.2	10.2	9.6
Exchange Rate (US cents)	100.00	98.05	100.59

 12  Mid-Year Report 2012-13 | Budget Update

Other own-source revenue is projected to increase by $28.3 million, primarily due to a $19.8 million increase in interest, premium, discount and exchange earnings as the result of unbudgeted gains from the trading of sinking fund assets.

Transfers from the Government of Canada are projected to increase by $95.1 million.  Other federal transfers are projected to increase $64.6 million, primarily due to anticipated federal contributions for flood related expenditures.  The Canada Health Transfer is projected to increase $30.5 million, primarily due to weaker corporate tax point assumptions by the federal government.

Mid-Year Report 2012-13 | Budget Update    13

GRF EXPENSE

The 2012-13 Budget estimated GRF expense at $11,195.9 million.

At first quarter, GRF expense was forecast to decrease $30.0 million as a result of $55.0 million in expense management savings, partially offset by a $20.0 million increase for the Provincial Disaster Assistance Program (PDAP) and $5.0 million for the City of Regina for the replacement of Mosaic Stadium.

The mid-year financial update includes an additional $6.2 million in expense savings. Expense management measures have been identified in all ministries and incorporated into the mid-year financial update.  The majority of the program savings are generally due to lower utilization forecasts, as well as lower debt-servicing costs, anticipated vacancy management and other administrative savings.

The mid-year update also includes increases of $67.8 million since first quarter.

In total, GRF expense is projected to be $11,227.5 million, an increase of $31.6 million from budget.

Expense increases since budget have occurred in the following four ministries.

w
Government Relations is projected to be $85.2 million higher than budget, primarily due to increases for the Provincial Disaster Assistance Program and payments under the gaming agreements, largely the result of higher casino profits last year.

w	Parks, Culture and Sport is projected to be $5.0 million higher due to funding to be provided to the City of Regina for the replacement of Mosaic Stadium.

w	SaskBuilds Corporation will be provided with $2.0 million in start-up funding in 2012-13.

w	Labour Relations and Workplace Safety is projected to be up $0.5 million due to the labour legislation review and consultations.

The Ministry of the Economy is also higher than budgeted, largely as a result of the transfer of Enterprise Saskatchewan responsibilities to the ministry.  However, this increase has been more than offset by reduced funding for Enterprise Saskatchewan as a result of this transfer.

All other GRF ministries, agencies and legislative offices are either on or below budget.

 14  Mid-Year Report 2012-13 | Budget Update

GROWTH AND FINANCIAL SECURITY FUND

The Growth and Financial Security Act requires one-half of the GRF pre-transfer surplus to be transferred to the GFSF.

The 2012-13 Budget included a transfer of $47.5 million – one-half of the budgeted pre-transfer surplus of $95.0 million – to the GFSF.

At mid-year, the GRF pre-transfer surplus is projected to be $12.4 million. One-half of this amount – $6.2 million – is projected to be transferred to the GFSF.

A transfer of $50.0 million to the GRF for highways infrastructure is also projected, resulting in a mid-year net transfer of $43.8 million from the GFSF to the GRF.

The 2012-13 year-end balance in the GFSF is projected to be $664.5 million, a decrease of $43.8 million from the 2011-12 year-end balance of $708.3 million as reported in the Public Accounts.

Mid-Year Report 2012-13 | Budget Update    15

Borrowing and Debt

GENERAL REVENUE FUND DEBT

The GRF borrows for government and Crown corporations.  Public debt is composed of gross debt less sinking funds.

Government public debt at March 31, 2013 is projected to be $3.8 billion, unchanged from March 31, 2012.

Crown corporations are responsible for the principal and interest payments on their debt.  Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

Crown corporation public debt is divided into two components:  Crown corporation general public debt and Government Business Enterprise (GBE) specific public debt.

Crown corporation general public debt is projected to be $658.2 million, an increase of $101.4 million from March 31, 2012.  GBE specific public debt is projected to be $4.7 billion, an increase of $824.3 million from March 31, 2012.

Taken together, Crown corporation public debt is currently projected to be $5.4 billion, an increase of $925.7 million from March 31, 2012.

GRF DEBT
As at March 31

		2012-13		Mid-Year
	2011-12	1st Quarter	Mid-Year	Change from
(millions of dollars)	Actual	Forecast	Projection	2011-12	1st Quarter
GRF Government General Public Debt	3,807.6	3,807.6	3,807.6	-	-
GRF Crown Corporation Public Debt
Crown Corporation General	556.8	653.8	658.2	101.4	4.4
Government Business Enterprise Specific	3,905.3	4,872.4	4,729.6	824.3	(142.8)
GRF Crown Corporation Public Debt	4,462.1	5,526.2	5,387.8	925.7	(138.4)

GRF Public Debt	8,269.7	9,333.8	9,195.4	925.7	(138.4)
Guaranteed Debt	93.8	149.1	139.0	45.2	(10.1)

 16  Mid-Year Report 2012-13 | Budget Update

BORROWING

The Province’s 2012-13 borrowing requirements are projected to be $85.6 million lower than estimated in the budget due to lower requirements for SaskTel, SaskEnergy and Saskatchewan Water, partially offset by a higher requirement at SaskPower.

Government borrowing requirements remain on budget for 2012-13.

GRF BORROWING REQUIREMENTS

	Budget	Mid-Year	Change from
(thousands of dollars)	Estimate	Projection	Budget
Borrowing for Crown Corporations

Municipal Financing Corporation
of Saskatchewan	20,000	20,000	-
Saskatchewan Liquor and Gaming Authority	146,430	146,430	-
Saskatchewan Power Corporation	623,000	772,300	149,300
Saskatchewan Telecommunications
Holding Corporation	183,200	31,800	(151,400)
Saskatchewan Water Corporation	3,400	500	(2,900)
SaskEnergy Incorporated	148,400	67,800	(80,600)
Borrowing for Crown Corporations	1,124,430	1,038,830	(85,600)
Borrowing for Government	203,950	203,950	-
Total Borrowing Requirements	1,328,380	1,242,780	(85,600)

Mid-Year Report 2012-13 | Budget Update    17

The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET 12-13

MID-YEAR REPORT

 18  Mid-Year Report 2012-13 | Budget Update

GENERAL REVENUE FUND
FINANCIAL TABLES

Schedule of Revenue Schedule of Expense Schedule of Debt

Mid-Year Report 2012-13 | Budget Update    19

GENERAL REVENUE FUND

Schedule of Revenue

	(thousands of dollars)
	Budget	1st Quarter	Mid-Year	Change from
	Estimate	Forecast	Projection	Budget	1st Quarter

Corporation Income	817,200	898,300	845,700	28,500	(52,600)
Fuel	508,300	508,300	508,300	-	-
Individual Income	2,084,300	2,084,300	2,252,000	167,700	167,700
Provincial Sales	1,348,700	1,348,700	1,348,700	-	-
Tobacco	247,100	247,100	247,100	-	-
Other	309,400	324,500	324,500	15,100	-
Taxes	5,315,000	5,411,200	5,526,300	211,300	115,100

Crown Land Sales	220,000	127,800	93,100	(126,900)	(34,700)
Natural Gas	12,500	7,100	8,200	(4,300)	1,100
Oil	1,600,900	1,441,900	1,436,300	(164,600)	(5,600)
Potash	705,200	705,200	465,400	(239,800)	(239,800)
Resource Surcharge	485,900	485,900	608,900	123,000	123,000
Other	123,800	134,600	131,300	7,500	(3,300)
Non-Renewable Resources	3,148,300	2,902,500	2,743,200	(405,100)	(159,300)

Crown Investments Corporation of Saskatchewan	150,000	150,000	150,000	-	-
- Special Dividend	3,000	3,000	3,000	-	-
Saskatchewan Liquor and Gaming Authority	439,900	459,300	459,300	19,400	-
Other Enterprises and Funds	46,500	46,500	46,500	-	-
Transfers from Crown Entities	639,400	658,800	658,800	19,400	-

Fines, Forfeits and Penalties	16,200	16,200	18,600	2,400	2,400
Interest, Premium, Discount and Exchange	145,400	145,400	165,200	19,800	19,800
Motor Vehicle Fees	172,800	172,800	172,800	-	-
Other Licences and Permits	25,400	25,400	25,400	-	-
Sales, Services and Service Fees	124,600	124,600	126,200	1,600	1,600
Transfers from Other Governments	16,900	16,900	21,400	4,500	4,500
Other	100,000	100,000	100,000	-	-
Other Revenue	601,300	601,300	629,600	28,300	28,300
Own-Source Revenue	9,704,000	9,573,800	9,557,900	(146,100)	(15,900)

Canada Health Transfer	902,900	902,900	933,400	30,500	30,500
Canada Social Transfer	363,700	363,700	363,700	-	-
Other	320,300	337,300	384,900	64,600	47,600
Transfers from the Government of Canada	1,586,900	1,603,900	1,682,000	95,100	78,100
Revenue	11,290,900	11,177,700	11,239,900	(51,000)	62,200

 20  Mid-Year Report 2012-13 | Budget Update

GENERAL REVENUE FUND

Schedule of Expense

	(thousands of dollars)
	Budget	1st Quarter	Mid-Year	Change from
	Estimate1	Forecast1	Projection1	Budget	1st Quarter
Ministries and Agencies
Advanced Education	750,513	750,513	750,403	(110)	(110)
Agriculture	430,777	430,777	426,468	(4,309)	(4,309)
Central Services	35,564	35,564	35,208	(356)	(356)
Economy	230,405	230,405	243,450	13,045	13,045
Education	1,351,175	1,351,175	1,347,923	(3,252)	(3,252)
- Teachers' Pensions and Benefits	244,892	244,892	244,892	-	-
Enterprise Saskatchewan	33,063	33,063	16,046	(17,017)	(17,017)
Environment	178,282	178,282	176,497	(1,785)	(1,785)
Executive Council	16,631	16,631	16,465	(166)	(166)
Finance	68,419	68,419	67,473	(946)	(946)
- Public Service Pensions and Benefits	283,517	283,517	283,517	-	-
Finance Debt Servicing	400,000	400,000	395,000	(5,000)	(5,000)
Government Relations	478,283	498,283	563,518	85,235	65,235
Health	4,680,168	4,680,168	4,647,493	(32,675)	(32,675)
Highways and Infrastructure	425,910	425,910	423,751	(2,159)	(2,159)
Innovation Saskatchewan	6,769	6,769	6,769	-	-
Justice	515,050	515,050	515,050	-	-
Labour Relations and Workplace Safety	17,489	17,489	18,014	525	525
Parks, Culture and Sport	95,658	100,658	100,658	5,000	-
Public Service Commission	38,541	38,541	38,156	(385)	(385)
Saskatchewan Research Council	18,983	18,983	18,983	-	-
SaskBuilds Corporation	-	-	2,000	2,000	2,000
Social Services	852,725	852,725	846,620	(6,105)	(6,105)

Legislative Assembly and its Officers
Chief Electoral Officer	2,471	2,471	2,471	-	-
Children's Advocate	1,944	1,944	1,944	-	-
Conflict of Interest Commissioner	145	145	145	-	-
Information and Privacy Commissioner	1,065	1,065	1,065	-	-
Legislative Assembly	26,067	26,067	26,067	-	-
Ombudsman	3,075	3,075	3,075	-	-
Provincial Auditor	8,332	8,332	8,332	-	-

Expense Management	-	(55,000)	-	-	55,000

Expense	11,195,913	11,165,913	11,227,453	31,540	61,540
1	Budget, forecast and projected figures reflect organizational changes announced on May 25, 2012 that resulted in responsibility for certain functions being transferred between Ministries.

Mid-Year Report 2012-13 | Budget Update    21

GENERAL REVENUE FUND

Schedule of Debt
As at March 31

	(thousands of dollars)
		2012-13		Mid-Year
	2011-12	1st Quarter	Mid-Year	Change from
	Actual	Forecast	Projection	2011-12

Government General Public Debt	3,807,590	3,807,590	3,807,590	-

Crown Corporation General Public Debt
Information Services Corporation
of Saskatchewan	9,935	9,935	9,935	-
Municipal Financing Corporation
of Saskatchewan	14,842	22,746	22,746	7,904
Saskatchewan Housing Corporation	27,238	25,732	25,615	(1,623)
Saskatchewan Opportunities Corporation	35,729	35,318	35,309	(420)
Saskatchewan Power Corporation	96,547	95,382	95,361	(1,186)
Saskatchewan Telecommunications
Holding Corporation	14,200	33,200	46,000	31,800
Saskatchewan Water Corporation	54,067	54,712	53,243	(824)
SaskEnergy Incorporated	304,209	376,749	370,015	65,806
Crown Corporation General Public Debt	556,767	653,774	658,224	101,457

Government Business Enterprise Specific Public Debt
Municipal Financing Corporation
of Saskatchewan	120,807	132,421	132,409	11,602
Saskatchewan Gaming Corporation	6,000	6,000	6,000	-
Saskatchewan Liquor and Gaming Authority	-	146,430	146,430	146,430
Saskatchewan Power Corporation	2,646,587	3,369,155	3,377,023	730,436
Saskatchewan Telecommunications
Holding Corporation	507,827	647,259	496,848	(10,979)
SaskEnergy Incorporated	624,171	571,188	570,903	(53,268)
Government Business Enterprise Specific Public Debt	3,905,392	4,872,453	4,729,613	824,221

Public Debt	8,269,749	9,333,817	9,195,427	925,678

Public Debt by Category
Government General Gross Debt	5,906,884	5,008,392	5,004,088	(902,796)
Government General Sinking Funds	(2,099,294)	(1,200,802)	(1,196,498)	902,796
Government General Public Debt	3,807,590	3,807,590	3,807,590	-

Crown Corporation Gross Debt	5,003,935	6,128,065	5,992,765	988,830
Crown Corporation Sinking Funds	(541,776)	(601,838)	(604,928)	(63,152)
Crown Corporation Public Debt	4,462,159	5,526,227	5,387,837	925,678

Public Debt	8,269,749	9,333,817	9,195,427	925,678

Guaranteed Debt	93,854	149,115	139,006	45,152

 22  Mid-Year Report 2012-13 | Budget Update

SUMMARY FINANCIAL STATEMENT
INFORMATION

SUMMARY STATEMENT OF SURPLUS

Summary financial information consolidates the financial transactions of the GRF, Crown corporations, agencies, boards and commissions.

A $22.5 million summary financial surplus is projected at mid-year, a $7.7 million increase from the budgeted surplus of $14.8 million.

The increase mainly reflects significant increases in CIC and Not-for-Profit Insurance Organizations mostly offsetting large projected increases in the forecast liabilities of the Public Service Superannuation Plan and the Teachers’ Superannuation Plan. A decrease in the GRF pre-transfer surplus is offset by a positive adjustment reflecting a change in accounting to adopt Public Sector Accounting Board standards in consolidating Saskatchewan Housing Corporation into the summary financial statements.

2012-13 SUMMARY FINANCIAL SURPLUS

(millions of dollars)
Summary Financial Surplus - Budget Estimate		14.8
Changes from Budget
Treasury Board Organizations
GRF Pre-Transfer Surplus	- 82.6
Pension Adjustment	- 308.3
Regional Health Authorities	+ 31.6
Interagency Accounting Adjustments	+ 85.0
Other net changes	- 4.6
Treasury Board Organizations		- 278.9
CIC Board Organizations
SaskTel	+ 48.9
Saskatchewan Government Insurance	+ 46.6
SaskPower	+ 25.2
Other net changes	+ 34.2
CIC Board Organizations		+ 154.9
Not-for-Profit Insurance Organizations
Saskatchewan Crop Insurance Corporation	+ 79.0
Workers' Compensation Board (Saskatchewan)	+ 34.5
Other net changes	+ 18.2
Not-for-Profit Insurance Organizations		+ 131.7
Total Change from Budget		+ 7.7
Summary Financial Surplus - Mid-Year Projection		22.5

Mid-Year Report 2012-13 | Budget Update    23

SUMMARY STATEMENT OF DEBT

GRF debt includes all debt borrowed for government purposes and most debt borrowed for Crown corporations.  Some Crown corporations and other government organizations have additional debt that they have borrowed on their own.

The Summary Statement of Debt reports the combined debt of the GRF and all organizations controlled by the Government.

SUMMARY SCHEDULE OF DEBT
As at March 31

		2012-13	Change
	2011-12	Mid-Year	from
(millions of dollars)	Actual	Projection	2011-12
GRF Government General Public Debt	3,807.6	3,807.6	-
GRF Crown Corporation Public Debt	4,462.1	5,387.8	925.7
GRF Public Debt	8,269.7	9,195.4	925.7
Other Debt	232.4	358.8	126.4
Summary Statement Public Debt	8,502.1	9,554.2	1,052.1
Guaranteed Debt	28.4	32.4	4.0

 24  Mid-Year Report 2012-13 | Budget Update

SUMMARY FINANCIAL STATEMENT
TABLES

Summary Statement of Surplus Summary Schedule of Debt

Mid-Year Report 2012-13 | Budget Update    25

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

	(millions of dollars)
		Mid-Year
	Estimated	Projection
	2012-13	2012-13	Change

Treasury Board Organizations 1

General Revenue Fund (GRF)	47.5	56.2	8.7
Growth and Financial Security Fund	47.5	(43.8)	(91.3)
Boards of Education	69.9	69.9	-
eHealth Saskatchewan	7.3	(2.8)	(10.1)
Enterprise Saskatchewan	(11.8)	(8.7)	3.1
Legal Aid Commission	(0.5)	(0.3)	0.2
Liquor and Gaming Authority	439.9	459.3	19.4
Northern Municipal Trust Account	(9.3)	(5.6)	3.7
Regional Colleges	(5.8)	(3.0)	2.8
Regional Health Authorities	(77.0)	(45.4)	31.6
Saskatchewan Agricultural Stabilization Fund	(13.5)	(13.8)	(0.3)
Saskatchewan Apprenticeship & Trade Certification Commission	(1.1)	(1.0)	0.1
Saskatchewan Cancer Agency	(3.4)	(4.0)	(0.6)
Saskatchewan Housing Corporation	1.5	1.5	-
Saskatchewan Institute of Applied Science and Technology	1.8	2.7	0.9
Saskatchewan Research Council	0.5	0.5	-
Saskatchewan Student Aid Fund	-	(0.7)	(0.7)
Saskatchewan Watershed Authority	(6.1)	(4.4)	1.7
Other Organizations	12.8	7.3	(5.5)
Interagency Accounting Adjustments 2	(84.3)	0.7	85.0
Adjustment to account for pension costs on an accrual basis	(232.4)	(540.7)	(308.3)
	183.5	(76.1)	(259.6)
Dividends included in GRF surplus	(449.0)	(468.3)	(19.3)
Surplus (Deficit) of Treasury Board Organizations	(265.5)	(544.4)	(278.9)

CIC Board Organizations 3

Crown Investments Corporation (separate) 4	(39.2)	(40.1)	(0.9)
CIC Asset Management Inc.	(1.6)	6.6	8.2
Information Services Corporation	13.9	19.5	5.6
SaskEnergy Incorporated	65.4	86.0	20.6
Saskatchewan Gaming Corporation	26.0	26.0	-
Saskatchewan Government Insurance	33.7	80.3	46.6
Saskatchewan Opportunities Corporation	3.9	4.1	0.2
Saskatchewan Power Corporation	156.7	181.9	25.2
Saskatchewan Telecommunications Holding Corporation	91.1	140.0	48.9
Saskatchewan Transporation Company	(0.4)	(0.7)	(0.3)
Saskatchewan Water Corporation	1.6	3.0	1.4
Interagency Accounting Adjustments 2	(4.6)	(5.2)	(0.6)
	346.5	501.4	154.9
Dividends included in GRF surplus	(153.0)	(153.0)	-
Retained Surplus of CIC Board Organizations	193.5	348.4	154.9

Surplus (Deficit) Prior to Not-for-Profit Insurance Organizations	(72.0)	(196.0)	(124.0)

 26  Mid-Year Report 2012-13 | Budget Update

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

	(millions of dollars)
		Mid-Year
	Estimated	Projection
	2012-13	2012-13	Change

Surplus (Deficit) Prior to Not-for-Profit Insurance Organizations	(72.0)	(196.0)	(124.0)

Not-for-Profit Insurance Organizations 5

Saskatchewan Auto Fund	(8.9)	6.5	15.4
Saskatchewan Crop Insurance Corporation	53.3	132.3	79.0
Crop Reinsurance Fund of Saskatchewan	36.6	39.4	2.8
Workers' Compensation Board (Saskatchewan)	5.8	40.3	34.5
Surplus (Deficit) of Not-for-Profit Insurance Organizations	86.8	218.5	131.7

Surplus (Deficit)	14.8	22.5	7.7
The year-end for some organizations is not March 31. The 2012-13 amounts for those organizations are the amounts for the fiscal year ending before March 31, 2013.
1	Budgets of these organizations are subject to Treasury Board review and include transfers from the GRF.
2
Interagency Accounting Adjustments eliminate the effects of financial transactions between agencies and, for organizations whose fiscal year-ends are not
March 31, adjust for significant transactions between their year-ends and March 31, and adjust for the impact of the adoption of new accounting standards.

3	Budgets of these organizations are subject to Crown Investments Corporation (CIC) Board review and include grants from CIC.
4	CIC's amounts exclude dividend revenue from its subsidiaries.
5	The insurance organizations establish rates and fees that will allow them to be actuarially sound over the long term. These organizations do not pay dividends to the GRF.

Mid-Year Report 2012-13 | Budget Update    27

GOVERNMENT OF SASKATCHEWAN

Summary Schedule of Debt
As at March 31

	(thousands of dollars)
		Mid-Year Projection			Mid-Year
	2011-12	2012-13			Change from
	Actual	GRF Debt	Other Debt	Debt	2011-12
Treasury Board Organizations
Government Public Debt	3,807.6	3,807.6	-	3,807.6	-
Boards of Education	74.5	-	101.2	101.2	26.7
Global Transportation Hub Authority	-	-	35.0	35.0	35.0
Growth and Financial Security Fund	(23.2)	-	(41.8)	(41.8)	(18.6)
Liquor and Gaming Authority	-	146.4	-	146.4	146.4
Municipal Financing Corporation
of Saskatchewan	135.7	155.2	-	155.2	19.5
Regional Health Authorities	81.7	-	126.0	126.0	44.3
Saskatchewan Housing Corporation	35.0	25.6	6.5	32.1	(2.9)
Other Treasury Board Organizations	7.9	-	13.7	13.7	5.8
Public Debt of Other
Treasury Board Organizations	311.6	327.2	240.6	567.8	256.2
Public Debt of Treasury Board Organizations	4,119.2	4,134.8	240.6	4,375.4	256.2

CIC Board Organizations
Information Services Corporation
of Saskatchewan	9.9	9.9	-	9.9	-
Saskatchewan Gaming Corporation	13.1	6.0	5.8	11.8	(1.3)
Saskatchewan Immigrant Investor Fund	71.8	-	107.6	107.6	35.8
Saskatchewan Opportunities Corporation	35.7	35.3	-	35.3	(0.4)
Saskatchewan Power Corporation	2,743.1	3,472.4	-	3,472.4	729.3
Saskatchewan Telecommunications	522.0	542.9	-	542.9	20.9
Saskatchewan Water Corporation	54.1	53.2	-	53.2	(0.9)
SaskEnergy Incorporated	933.2	940.9	4.8	945.7	12.5
Public Debt of CIC Board Organizations	4,382.9	5,060.6	118.2	5,178.8	795.9

Public Debt	8,502.1	9,195.4	358.8	9,554.2	1,052.1

Guaranteed Debt	28.4	139.0	(106.6)	32.4	4.0

 28  Mid-Year Report 2012-13 | Budget Update